Exhibit 16.1

June 14, 2006

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Dear Ladies and Gentlemen:

We are the former independent auditors for Open Energy Corporation (the “Company”). We have read the Company’s current report on Form 8-K, dated May 30, 2006, and are in agreement with the statements regarding our firm as included in Item 4.01 of this form. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ Dale Matheson Carr-Hilton LaBonte

DALE MATHESON CARR-HILTON LABONTE
Chartered Accountants